EXHIBIT 10.106

MARINER POST-ACUTE NETWORK, INC.
SEVERANCE PLAN FOR EMPLOYEES

MARINER POST-ACUTE NETWORK, INC.
SEVERANCE PLAN FOR EMPLOYEES

SECTION 1
ESTABLISHMENT OF THE PLAN

        1.1  MARINER POST-ACUTE NETWORK, INC. (“Mariner”) established the Mariner Post-Acute Network, Inc. Severance Pay Plan (the “Prior Severance Plan”), effective July 31, 1998. Mariner also established the Mariner Post-Acute Network, Inc. Special Retention Pay Policy (the “Retention Policy”), effective July 31, 1998. This document amends and restates the Prior Severance Plan and Retention Policy to form the Mariner Post-Acute Network, Inc. Severance Plan for Employees (the “Plan”), effective July 7, 2000.

        1.2  The purpose of the Plan is to provide for the payment of Plan Benefits to certain Eligible Employees of the Corporation or of an Affiliate who are terminated from employment due to a Job Elimination, Reduction In Force or certain involuntary terminations for reasons other than those specified in the definition of “Discharge for Cause,” subject to the conditions and limitations expressed herein. It is the intention of the Corporation to provide Plan Benefits to these Eligible Employees to smooth periods between jobs, to ease the burdens of unemployment and to reward employees who remain in the employ of the Corporation during a Transition Period.

        1.3  It is intended that the Plan constitute an employee welfare benefit plan within the scope of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that the Plan constitute a severance pay plan within the scope of Department of Labor Regulation Section 2510.3-2(b), and that all payments made under the Plan be deductible under Section 162(a) of the Internal Revenue Code of 1986, as amended.

SECTION 2
DEFINITIONS

        2.1  “Affiliate” means any entity in which the Corporation has at least a direct or indirect fifty percent (50%) ownership interest, but excluding Mariner Health Group.

        2.2  “Base Benefit” means the amount payable to an Eligible Employee pursuant to Plan Section 5.1 or 5.3 as applicable.

        2.3  “Base Salary” means the regular base compensation payable to an Eligible Employee expressed on a monthly or weekly basis, as applicable, excluding bonus payments and other items of extraordinary compensation, as shown on the Plan Sponsor’s payroll records on the Eligible Employee’s Severance Date.

        2.4  “Board of Directors” means the Board of Directors of the Corporation.

        2.5  “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

        2.6  “Corporation” means Mariner Post-Acute Network, Inc.

        2.7  “Discharge for Cause” shall mean (i) the intentional failure or refusal by the Eligible Employee to perform his or her duties (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), (ii) the engaging by the Eligible Employee in willful misconduct or an act of moral turpitude which is materially injurious to a Plan Sponsor, monetarily or otherwise (including, but not limited to, conduct which violates Section 7 hereof), (iii) the failure by the Eligible Employee to abide by written policies and procedures of the Plan Sponsor, (iv) excessive absences by the Eligible Employee or (v) the conviction of the Eligible Employee of, or the entering of a plea of nolo contendere by the Eligible Employee with respect to, a felony.

        2.8  “Eligible Employee” means any person who is employed by a Plan Sponsor for purposes of the Federal Insurance Contributions Act, who has successfully completed any applicable probationary/introductory period and who is designated on the payroll records of a Plan Sponsor as a full-time employee or a part-time employee regularly scheduled to work at least twenty (20) hours per week.

        2.9  “Executive Level Employee” means an Eligible Employee who is designated as having a salary grade of eight (8) or higher under the Plan Sponsor’ s compensation structure.

        2.10  “General Release and Separation Agreement” means the agreement between the Plan Sponsor and the Eligible Employee, which is signed by the Eligible Employee and contains parameters of the termination and separation from service, including a release in favor of the Plan Sponsor of any employment related claims including, but not limited to, any claims involving the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.

        2.11  “Job Elimination” means the elimination of an employment position by a Plan Sponsor due to duplicative or unnecessary positions or an announced program to reduce the size of a Plan Sponsor’s workforce; provided, however, that with respect to Eligible Employees who are not Executive Level Employees and whose regular place of employment is at a single operating facility or operating location at which healthcare services or goods are provided, a Job Elimination shall not include (a) an announced plan to reduce the size of a Plan Sponsor’s workforce due to a decline in census or sales at such facility or location, or (b) the termination of a contract for services at such facility or location. In no event shall an Eligible Employee be considered to have experienced a termination of employment as a result of a Job Elimination in the event that such Eligible Employee’s employment is termin ated by a Plan Sponsor as a result of the sale of stock or assets of a Plan Sponsor to another entity, if the Eligible Employee receives a regular offer of employment from such other entity which meets the conditions contained in Section 2.13(a) and (b) hereof.

        2.12  “Mariner Health Group” means Mariner Health Group, Inc. and its direct and indirect subsidiaries.

        2.13  “Offer of Employment” means, in the case of an Eligible Employee who experiences a Job Elimination as a result of a sale of assets or stock to another business entity, a job offer for regular employment by that business entity or, in the case of an Eligible Employee who experiences a Job Elimination as a result of the termination of a management contract, termination of a lease for a facility or closure of a facility, a job offer for regular employment by another business entity which immediately thereafter purchases, manages or leases the facility, or in any case, any job offer by a Plan Sponsor or Mariner Health Group which, in each of the foregoing cases, meets the following conditions:

            (a)  The base rate of pay for the job offered is equal to or greater than eighty-five percent (85%) of the base rate of pay for the Eligible Employee’s previous position with the Plan Sponsor as of his or her Severance Date, and

            (b)  The employment location of the job does not, in the discretion of the Plan Sponsor, require a commuting distance from the Eligible Employee’s residence of greater than fifty (50) miles more than the Eligible Employee’s then present commuting distance.

        2.14  “Plan Administrator” means the Corporation or the organization or person designated by the Corporation to administer the Plan.

        2.15  “Plan Benefits” means the benefits described in Plan Section 5.

        2.16  “Plan Sponsor” shall mean individually the Corporation and any Affiliate.

        2.17  “Plan Year” means the calendar year.

        2.18  “Proprietary Information” shall mean information of any kind, nature or description which is disclosed to or otherwise known to the Eligible Employee as a direct or indirect consequence of his or her association with the Plan Sponsor, which information is not generally known to the public or in the business in which the Plan Sponsor is engaged or which information relates to specific investment opportunities within the scope of the Plan Sponsor’s business which were considered by the Eligible Employee or the Plan Sponsor during the term of this Agreement. Confidential Information that is treated as confidential trade secrets by the Plan Sponsor shall include, but not be limited to, strategic operating plans and budgets, policy and procedure manuals, computer programs, financial forms and information, patient or resident lists and accounts, supplier information, accounting forms and procedures, per sonnel policies, information pertaining to the salaries, positions and performance reviews of the Plan Sponsor’s employees, information on the methods of the Plan Sponsor’s operations, research and data developed by or for the benefit of the Plan Sponsor and information relating to revenues, costs, profits and the financial condition of the Plan Sponsor.

        2.19  “Reduction In Force” means an announced plan of corporate downsizing; provided, however, that with respect to Eligible Employees who are not Executive Level Employees and whose regular place of employment is at a single operating facility or operating location at which healthcare services or goods are provided, a Reduction In Force shall not include (a) an announced plan to reduce the size of a Plan Sponsor’s workforce due to a decline in census or sales at such facility or location, or (b) the termination of a contract for services at such facility or location. In no event shall an Eligible Employee be considered to have experienced a termination of employment as a result of a Reduction In Force in the event that such Eligible Employee’s employment is terminated by a Plan Sponsor as a result of the sale of stock or assets of a Plan Sponsor to another entity, if the Eligible Employee receives a regular offer of employment from such other entity which meets the conditions contained in Section 2.13(a) and (b) hereof.

        2.20  “Severance Date” means the date an Eligible Employee’s employment with a Plan Sponsor is terminated.

        2.21  “Severance Payments” means the benefits described in Plan Section 5.1, 5.3 or 5.5.

        2.22  “Transition Period” means the period of time, if any, established by the Chief Executive Officer prior to, following or both, a sale, shutdown or closure of a facility or location maintained by the Plan Sponsor, which the Chief Executive Officer, in his sole and unfettered discretion, determines is necessary to complete such actions in a businesslike manner and to protect the interests of the Plan Sponsor.

        2.23  “Transition Support Benefits” means the benefits payable to an Eligible Employee as described in Section 5.4.

        2.24  “Year(s) of Service” means the aggregate uninterrupted number of years of employment with a Plan Sponsor or Plan Sponsors, or Mariner Health Group, rounded to the nearest whole year, that an Eligible Employee has completed since his or her most recent date of employment or reemployment. An approved leave of absence having a duration of less than one year and for which no Plan Benefits have been paid will not interrupt a period of employment provided that the Eligible Employee returns to active service with the Plan Sponsor as an Eligible Employee on or before the expiration of the approved period of absence.

SECTION 3
PARTICIPATION

        The Plan shall cover each Eligible Employee of a Plan Sponsor, subject to the conditions and limitations contained herein.

SECTION 4
CONDITIONS FOR PAYMENT OF PLAN BENEFITS

        4.1  Severance Payments shall be paid on account of (i) a Job Elimination or (ii)  a Reduction In Force. The Chief Executive Officer of the Corporation may grant Plan Benefits in his or her sole and unfettered discretion in other circumstances involving an involuntary termination of an Eligible Employee for reasons other than Discharge for Cause, on a case-by-case basis.

        4.2

            (a)  Transition Support Benefits shall be paid only to those Eligible Employees who meet the conditions for Severance Payments under Section 4.1 hereof and who the Chief Executive Officer requests to remain in the employment of the Plan Sponsor for a Transition Period.

            (b)  The Chief Executive Officer, in his sole and unfettered discretion, may designate in writing the Eligible Employees who shall be eligible for Transition Support Benefits by identifying the Eligible Employees by name or defining a class of Eligible Employees. Each Eligible Employee who is designated for Transition Support Benefits shall receive a notice in writing of his or her designation for Transition Support Benefits and the Transition Period for which Transition Support Benefits will be paid. Any Eligible Employee who does not receive a written notice of his or her designation to receive Transition Support Benefits shall be deemed ineligible for Transition Support Benefits.

            (c)  The Chief Executive Officer, in his sole and unfettered discretion, shall retain the right to direct the Plan Sponsor to pay Transition Support Benefits to Eligible Employees after the completion of a Transition Period as the Chief Executive Officer deems appropriate.

        4.3  Except as otherwise provided in this Section 4.3, in no event shall Plan Benefits be payable to an Eligible Employee under the Plan in the event of:

            (a)  his or her voluntary resignation;

            (b)  his or her Discharge for Cause;

            (c)  his or her receipt of an Offer of Employment (except that any Transition Support Benefits for which such Eligible Employee has been designated shall still be payable);

            (d)  his or her failure to continue to work through his or her scheduled Severance Date without the prior written approval of a Plan Sponsor;

            (e)  his or her failure to continue to perform all required duties of his or her position and to complete all required reporting and other documentation associated with such position through the scheduled Severance Date as determined by the Eligible Employee’s supervisor; or

            (f)  his or her acceptance of a transfer to (i) a facility or location owned, operated or managed by any Plan Sponsor or Mariner Health Group or (ii) any other employment with any Plan Sponsor or Mariner Health Group.

        4.4  Notwithstanding any other provision of the Plan to the contrary, in the case of a sale, shutdown or closure of a facility, location or business maintained by the Plan Sponsor, the Chief Executive Officer, in his sole and unfettered discretion, may (i) limit the class of Eligible Employees who shall receive Severance Payments or (ii) limit, reduce or terminate Severance Payments for those affected by such sale, shutdown or closure; provided, however, the provisions of this Section 4.4 shall not be applicable to any Eligible Employee who is an Executive Level Employee.

SECTION 5
PLAN BENEFITS

        5.1  An Eligible Employee who is not an Executive Level Employee and whose employment is terminated under conditions giving rise to Severance Payments under Section 4 hereof shall receive a Base Benefit determined in accordance with the following, but in no event less than four (4) weeks of Base Salary or more than twenty-six (26) weeks of Base Salary:

            (a)  one (1) week of Base Salary for each Year of Service; plus

            (b)  two (2) weeks of Base Salary for each full $10,000 increment of annual Base Salary in excess of $40,000 per year.

        All calculations will be rounded up or down to the nearest whole number of weeks as may be appropriate.

        5.2  Notwithstanding any other provision of the Plan to the contrary, in the case of a sale, shutdown or closure of a facility, location or business maintained by the Plan Sponsor, the Chief Executive Officer, in his sole and unfettered discretion, may (i) limit the class of Eligible Employees who shall receive Severance Payments or (ii) limit, reduce or terminate Severance Payments for those affected by such sale, shutdown or closure; provided, however, the provisions of this Section 5.2 shall not be applicable to any Eligible Employee who is an Executive Level Employee.

        5.3  An Executive Level Employee whose employment is terminated under conditions giving rise to Severance Payments under Section 4 hereof shall receive a Base Benefit determined in accordance with the following schedule:

Salary Grade	Months of Base Salary
16	24
13-15	18
9-12	12
8	6

        5.4  An Eligible Employee whose employment is terminated under conditions giving rise to Transition Support Benefits under Section 4 hereof shall receive, in addition to his or her Base Salary, an amount equal to five percent (5%) of the Eligible Employee’s annual Base Salary for each full month the Eligible Employee remains employed by the Plan Sponsor during the Transition Period in accordance with Section 4.2 hereof. For this purpose, if the Eligible Employee is employed for at least fifteen (15) days during a month, such month shall be considered as a full month of employment.

        In no event shall Transition Support Benefits exceed fifty percent (50%) of the Eligible Employee’s annual Base Salary.

        5.5  In certain circumstances, the Plan Sponsor may provide additional severance payments, not exceeding fifty-two (52) weeks of Base Salary, to Eligible Employees as the Plan Sponsor in its sole and unfettered discretion deems desirable. These additional benefits will be granted in the sole and unfettered discretion of the Chief Executive Officer on a case-by-case basis.

        5.6  Severance Payments under the Plan will be reduced by the amount of any other discharge, liquidation, dismissal, layoff, unemployment or severance pay award or similar payment to which an Eligible Employee may be entitled upon termination of employment with the Plan Sponsor. By accepting payments under the Plan, any Employee who had an employment contract with a Plan Sponsor prior to January 18, 2000, will be deemed to have waived and relinquished any severance payments provided in such employment contract that are similar in type to the payments provided under the Plan.

        5.7  To insure that the rights and obligations of the Plan Sponsor and the Eligible Employee are established with certainty and finality, the Plan Administrator may condition the payment of Plan Benefits under this Plan Section 5 on the Eligible Employee’s execution of a General Release and Separation Agreement and any other document or agreement which the Plan Sponsor in its sole and unfettered discretion may require as a condition of payment under this Plan. The form and content of each General Release and Separation Agreement shall be determined by the Plan Administrator from time to time within its sole and unfettered discretion. By entering into the General Release and Separation Agreement, the Eligible Employee is agreeing not to pursue claims against any Plan Sponsor. All who sign the General Release and Separation Agreement agree not to sue over any claim or liability whatsoever not specifically excluded in the General Release and Separation Agreement. A copy of the General Release and Separation Agreement will be provided to Eligible Employees. No Eligible Employee should sign the General Release and Separation Agreement unless he or she understands its provisions and knowingly and freely agrees to waive whatever rights he or she might otherwise have against the Plan Sponsors.

        5.8  In the event that an Eligible Employee who is receiving Plan Benefits is reemployed by a Plan Sponsor, the payment of Plan Benefits to such Eligible Employee shall cease.

        5.9  An Eligible Employee who is receiving Severance Payments shall be obligated to mitigate the Plan Sponsor’s obligation to pay Severance Payments hereunder by actively seeking other employment with an employer other than the Plan Sponsor or Mariner Health Group (“Other Employment”); provided, however, an Executive Level Employee shall not be obligated to seek Other Employment in a position which is not substantially similar in nature and responsibility to the position he or she maintained with the Plan Sponsor. Upon learning of an Eligible Employee’s failure to actively seek Other Employment, the Plan Sponsor shall notify the Eligible Employee of such failure by written notice at the Eligible Employee’s last known mailing address. If the Eligible Employee fails to cure his or her failure to actively seek Other Employment as described herein within fourteen (14) days of receipt of the written notic e of failure to actively seek Other Employment, the Plan Sponsor may terminate Severance Payments effective immediately.

        5.10  In the event an Eligible Employee who is receiving Severance Payments obtains Other Employment, the amount of Severance Payments paid to an Eligible Employee shall be reduced by the amount of compensation paid to the Eligible Employee for such Other Employment. If the compensation for the Other Employment obtained by the Eligible Employee is greater than or equal to the amount of Severance Payments received by the Eligible Employee, the Plan Sponsor shall terminate all Severance Payments being paid to the Eligible Employee effective immediately upon delivery of a written notice of termination of Severance Payments to the Eligible Employee.

SECTION 6
PAYMENT OF BENEFITS

        6.1  An Eligible Employee shall receive his or her applicable Severance Payments under Plan Sections 5.1, 5.3 and/or 5.5 in normal payroll installments commencing after the later of the Eligible Employee’s Severance Date and the expiration of the revocation period stated in any General Release and Separation Agreement signed by the Eligible Employee.

        6.2  An Eligible Employee shall receive his or her Transition Support Benefits under Plan Section 5.4 in a lump sum after the later of the Eligible Employee’s Severance Date and the expiration of the revocation period stated in any General Release and Separation Agreement signed by the Eligible Employee.

        6.3  Notwithstanding any other provision of the Plan to the contrary, all payments of Plan Benefits made to or on behalf of any Eligible Employee under the terms of the Plan shall be completed within the time and shall not exceed the amount provided in Department of Labor Regulation 2510.3-2(b).

SECTION 7
RETURN OF PROPERTY; PROPRIETARY INFORMATION

        7.1  As a condition to receipt of Plan Benefits under the Plan, an Eligible Employee shall promptly deliver to the Plan Sponsor all property belonging to the Plan Sponsor including, without limitation, all personal property, computers, cars, books, publications, office equipment and supplies, manuals, business plans, Proprietary Information and credit cards (and all embodiments thereof) then in his or her custody, control or possession, and shall not, without the prior written consent of the Plan Sponsor, disclose or make available any Proprietary Information to any person or entity, or permit, either on his or her own behalf or on behalf of others, any use of such Proprietary Information.

        7.2  The loss of Plan Benefits shall not be the sole and exclusive remedy of a Plan Sponsor for violations of the provisions of this Section 7 and shall not preclude the Plan Sponsor from exercising any other remedies available to it by law or in equity for violation of identical or similar covenants contained in any other agreement, instrument or other document under which an employee is bound, which other covenants remain separate and distinct from the covenants contained herein.

SECTION 8
CLAIMS FOR BENEFITS

        8.1  In the event an Eligible Employee (the “Claimant”) desires to make a claim with respect to any of the Plan Benefits provided under the Plan, the Claimant shall submit evidence satisfactory to the Plan Administrator. Any claim with respect to any of the Plan Benefits provided under the Plan shall be made within sixty (60) days of the event which the Claimant is asserting constitutes a basis for Plan Benefits. Failure by the Claimant to submit his or her claim within the 60-day period shall bar the Claimant from any claim for Plan Benefits under the Plan as a result of the occurrence of that event.

        8.2  In the event that a claim which is made by a Claimant is wholly or partially denied, the Claimant or his or her duly authorized representative may appeal the denial of the claim to the Plan Administrator at any time within sixty (60) days after the receipt by the Claimant of written notice of the denial of the claim. In connection therewith, the Claimant or his or her duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Plan Administrator shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the Claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based; provided, however, a decision on the application for review may be extended to a day no later than (120) days after the request for review where special circumstances, such as the need to hold a hearing, require an extension of time.

SECTION 9
ADMINISTRATION AND FINANCING OF THE PLAN

        9.1  The Plan shall be administered by the Plan Administrator, which shall also be the named fiduciary of the Plan.

        9.2  The Plan Administrator shall have the responsibility and the discretionary authority to decide whether an Eligible Employee has met the necessary requirements of Plan Section 4 to receive Plan Benefits under the Plan, and to otherwise interpret and administer the Plan. The Plan Administrator may appoint agents and representatives to act on its behalf, and may delegate to the agents or representatives any part of the powers of the Plan Administrator. Any action taken by an agent or representative shall be considered to be the action of the Plan Administrator, when the agent or representative is acting within the scope of the authority delegated to it by the Plan Administrator, and the Plan Administrator shall be responsible for all such actions.

        9.3  The Corporation may adopt guidelines and policies for the determination of the award of Plan Benefits under Section 5. Any such guidelines or policies shall not be binding on the Corporation, and may be employed in a given event of severance or may be ignored in whole or in part. Any such guidelines or policies do not form part of the Plan, and an Eligible Employee’s right and entitlement to Plan Benefits are governed solely by the terms of the Plan.

        9.4  The Plan will be funded by payments made from the general assets of the Corporation.

SECTION 10
AMENDMENT AND TERMINATION

        The Corporation acting through its Chief Executive Officer reserves the right at any time to modify or terminate the Plan, provided, however, that in the event the Plan is terminated or in the event the Plan is amended to reduce Plan Benefits, the specific provisions of the Plan with respect to claims arising prior to the amendment or termination shall control.

SECTION 11
LIMITATION OF RIGHTS

        11.1  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any Plan Benefits shall be construed as:

            (a)  Giving any Eligible Employee, or any other person whomsoever, any legal or equitable right against any Plan Sponsor, the Plan Administrator, or the Chief Executive Officer unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Plan Sponsor in accordance with the terms and provisions of the Plan; or

            (b)  Giving any Eligible Employee or any other employee of the Plan Sponsor the right to be retained in the service of the Plan Sponsor. Eligible Employee and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

        11.2  Notwithstanding any other provision of the Plan, the payment of Plan Benefits shall be subject to any limitations and requirements imposed on the Plan Sponsor by the United States Bankruptcy Court, District of Delaware.

SECTION 12
MISCELLANEOUS PROVISIONS

        12.1  The failure of the Plan Administrator, any Plan Sponsor, or the Chief Executive Officer to enforce at any time any of the provisions of the Plan shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of the Plan or any part thereof, or the right of the Plan Administrator or the Corporation thereafter to enforce every provision.

        12.2  Article headings are for convenience only and the language of the Plan itself shall be controlling.

        12.3  No benefit which shall be payable under the Plan to any Eligible Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void. No benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Eligible Employee, nor shall it be subject to attachment or legal process for, or against, the Eligible Employee and the same shall not be recognized under the Plan.

        12.4  This document constitutes the entire Plan and neither the Plan Sponsor, the Eligible Employees or third-parties may rely on any extemporaneous oral or written representations of any party in enforcing its rights under the Plan.

        IN WITNESS WHEREOF, the Corporation has caused the Plan to be executed as of the 7th day of July 2000.

MARINER POST-ACUTE NETWORK, INC.
By:

Title:

ATTEST:

Title:

             [CORPORATE SEAL]